Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ZOOZ Power Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Primary Offering: Ordinary Shares Underlying Warrants	Other	5,775,888	(1)	$11.50	(2)	$66,422,712.00	$0.00015310	$10,169.30
Fees to Be Paid	Equity	Secondary Offering: Ordinary Shares	Other	2,614,800	(3)	$2.02	(4)	$5,281,896.00	$0.00015310	$808.66
Fees to Be Paid	Equity	Secondary Offering: Warrants	Other	245,250	(5)	$0.07	(6)	$17,167.50	$0.00015310	$2.63
	Total Offering Amounts (7)							$71,721,775.50		$10,980.58
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$10,980.58

(1)	Consists of 5,775,888 ZOOZ ordinary shares, NIS 0.00286 nominal (par) value per share (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase ordinary shares at an exercise price of $11.50 per share (the “Public Warrants”).
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the price at which the Public Warrants may be exercised.
(3)	Consists of 2,369,550 Ordinary Shares held by the Selling Shareholders and 245,250 Ordinary Shares that may be issued upon exercise of the Private Warrants.
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Ordinary Shares as reported on the Nasdaq Capital Market on July 22, 2025.
(5)	Consists of 245,250 warrants to purchase Ordinary Shares at an exercise price of $11.50 per share (the “Private Warrants”) held by the Selling Shareholders.
(6)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Public Warrants as reported on the Nasdaq Capital Market on June 22, 2025.
(7)	In the event of a stock split, stock dividend or other similar transaction involving the Ordinary Shares, in order to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional Ordinary Shares in accordance with Rule 416(a) under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—